Exhibit 23.3

We , 北京李伟斌（深圳）律师事务所, as referred to Li & Partners (Shenzhen), hereby authorize the filing of this consent as an exhibit to the Registration Statement and to the reference to our firm on the cover page and under the headings “Prospectus Summary” and “Risk Factors” of the Registration Statement. For the avoidance of doubt, the comments on China's legal environment in the corresponding chapters do not represent our opinions. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

/s/ 北京李伟斌（深圳）律师事务所

April 19, 2023